Exhibit 5.1

June 26, 2013

Quantum Fuel Systems Technologies Worldwide, Inc.
25242 Arctic Ocean Drive
Lake Forest, California 92614
Re: Registration Statement on Form S-3
Dear Sirs:
I have examined the Registration Statement on Form S-3 filed by Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 6,175,480 shares of the Company’s common stock issuable upon exercise of warrants (the “Warrants” and the “Warrant Shares”), which are being registered in connection with the proposed sale of the shares of common stock by the selling stockholders listed in the prospectus forming part of the Registration Statement.
I have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as I deemed relevant or necessary as the basis for the opinion hereinafter expressed. I have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.
Based upon the foregoing, it is my opinion that the Warrant Shares have been duly authorized and, when issued by the Company upon exercise of the Warrants in accordance with the terms of such Warrants, will be legally issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above and to the reference to my name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.
Very truly yours,

/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel